Exhibit 10.1

October 7, 2019

John Walker

*****

*****

Re:	CEO Transition

Dear John:

As you know, Zosano Pharma Corporation (the “Company”) intends to hire a new President and Chief Executive Officer (the “New CEO”). This letter will confirm the terms and conditions of your continued service with the Company through the transition of the Chief Executive Officer role.

1. Resignation. Effective as of the date on which the New CEO’s employment with the Company commences (which is anticipated to be on or around October 21, 2019) (the “Transition Date”) you will cease to serve as the Company’s President and Chief Executive Officer. Commencing on the Transition Date and ending on a date to be mutually agreed upon between the parties (which is anticipated to occur no later than December 31, 2019) (the “Retirement Date”, and such period, the “Transition Period”), you shall continue to serve as Chairman of the Company’s Board of Directors (the “Board”) and as a non-executive employee of the Company to assist in the transition of duties to the New CEO and provide such other advisory services as may reasonably be requested by the Company. Effective as of the Retirement Date, you shall continue to serve as Chairman of the Board.

2. Compensation and Benefits. During the Transition Period, you will continue to receive your current annual base salary, accrue vacation at your current rate, and remain eligible to participate in the Company’s employee benefit plans as in effect from time to time, subject to their terms and conditions. Subject to your continued employment through the Retirement Date, you will be eligible to receive an annual bonus for performance in fiscal 2019 based on your current target bonus percentage and actual achievement, prorated to reflect the length of your employment during 2019. Such annual bonus shall be paid at the same time 2019 annual bonuses are paid to the Company’s executive officers, but in no event later than March 15, 2020. Following the Retirement Date, you will be eligible to receive compensation for your service as Chairman of the Board pursuant to the Company’s non-employee director compensation program.

3. Equity Awards. Following the Transition Date, your outstanding equity awards will continue to vest in accordance with their applicable vesting schedules in accordance with their terms subject to your continued service to the Company, including as a member of the Board. In addition, upon your termination of service as a member of the Board, each of your then-outstanding options to purchase the Company’s common stock, to the extent vested, will remain outstanding and exercisable until the second anniversary of such termination, provided that (a) in no event will any option be exercisable after the final expiration date of the option set forth in the applicable option agreement and (b) all options will remain subject to earlier termination in connection with a corporate transaction or event in accordance with the terms of

John Walker

October 7, 2019

the applicable equity plan and option agreement. You acknowledge that upon such extension, each “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) shall be deemed modified for the purposes of Section 424 of the Code and, to the extent any such option has an exercise price that is less than fair market value as of the date of this letter agreement, such option shall no longer qualify as an incentive stock option. Any such option that has an exercise price that is equal to or greater than fair market value as of the date of this letter agreement shall cease to be an incentive stock option on the three-month anniversary of the Retirement Date.

4. Waiver of Good Reason. By signing this letter agreement, you are hereby confirming that you are waiving any rights you may have to resign for Good Reason (as defined in that certain employment letter agreement between you and the Company dated June 7, 2018 (the “Employment Agreement”)) as a result of the changes expressly contemplated under this letter agreement and that the changes expressly contemplated in this letter agreement do not constitute a breach or violation by the Company of any provision of the Employment Agreement.

5. Confidential Information and Non-Solicitation. You hereby affirm your continuing obligations under Section 3 of the Employment Agreement and the invention assignment agreement entered into between you and the Company dated as of August 31, 2017 (the “Assignment Agreement”), the terms of which are hereby incorporated by reference. Notwithstanding the foregoing, nothing in this letter agreement or any other Company agreement, policy, practice, procedure, directive or instruction limits your ability to (a) file a charge or complaint with any governmental agency, governmental commission or other governmental authority (“Governmental Authority”), (b) report possible violations of law or regulation to any Governmental Authority, (c) make other disclosures that are protected under the whistleblower provisions of applicable law or regulation, or (d) receive a whistleblower or other award from a Governmental Authority for information provided to a Governmental Authority. You do not need permission from anyone at the Company or the Company’s legal counsel in order to take any of the actions described in the preceding sentence, and you do not have to notify the Company that you have taken or intend to take any of these actions. In addition, nothing in this letter agreement is intended to interfere with or restrain the immunity provided under 18 U.S.C. Section 1833(b) for confidential disclosures of trade secrets (x) to lawyers or government officials solely for the purpose of reporting or investigating a suspected violation of law or (y) in a sealed filing in court or another legal proceeding.

6. Miscellaneous. Nothing in this letter agreement confers upon you any right to continued employment or other service with the Company or interferes in any way with the at-will nature of your employment. This letter agreement, together with the Assignment Agreement and the agreements evidencing your equity awards, sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment with the Company, including without limitation, the Employment Agreement, which shall be deemed terminated except as otherwise set forth herein. This letter agreement

John Walker

October 7, 2019

may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Company. The headings and captions in this letter agreement are for convenience only and in no way define or describe the scope or content of any provision of this letter agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” This letter agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a California contract and shall be governed and construed in accordance with the laws of the State of California, without regard to the conflict of laws principles thereof.

Please indicate your acknowledgement and acceptance of, and agreement to, the terms and conditions of this letter agreement by signing in the space indicated below and returning a signed copy to me.

* * * * *

John Walker

October 7, 2019

At the time this letter agreement is signed by you and on behalf of the Company, it will take effect as a binding agreement between you and the Company on the basis set forth above.

ZOSANO PHARMA CORPORATION		EMPLOYEE:

By:	/s/ Greg Kitchener	/s/ John Walker
	Name: Greg Kitchener	John Walker
Title: CFO

Date signed: October 7, 2019